Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

FutureLand Corp.

St. Petersburg, Florida

We consent to the reference to our Independent Registered Public Accounting Firm Report dated April 14, 2016, on our audit of the financial statements of FutureLand Corp. as of December 31, 2015 and for the year then ended, to be incorporated by reference in the Form S-8 to be filed with the Commission on or about September 29, 2016.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

September 29, 2016